Exhibit 10.2

CONVERTIBLE NOTE REDEMPTION AND ADJUSTMENT AGREEMENT

THIS CONVERTIBLE NOTE REDEMPTION AGREEMENT (“Agreement”) is made as of October 9, 2017, (the “Effective Date”) by and between Next Group Holdings, Inc., a Florida corporation (the “Company”) Cerberus Finance Group, Ltd (“Creditor”) and LimeCom, Inc. (“LimeCom”).

The parties agree as follows:

1.	Redemption of Cerberus Finance Group, Ltd Notes. Cerberus Finance Group, Ltd. was issued the convertible notes of the Company (collectively, the “Note”) set forth on the chart below:

Note Date	Note Amount	Note Balance on Effective Date Including Interest & 28% Premium (as of 9/11/17)
1/15/16	$131,250.00	$185,934.31
3/8/16	$50,000.00	$80,376.03

The aggregate Note balance above is deemed the “Principal”. The Principal along with a premium of 28% Principal is referred to as the “Cumulative Principal”. The Cumulative Principal shall be repaid on or prior to the dates and in the amounts no less than those listed on the chart below. After receipt of each payment the outstanding balances shall be recalculated including cumulative interest.

Repayment #	Repayment Date	Repayment Amount
1	November 9, 2017	$11,000
2	December 9, 2017	$11,000
3	January 9, 2018	$11,000
4	February 9, 2018	$11,000
5	March 9, 2018	$11,000
6	April 9, 2018	$11,000
7	May 9, 2018	$11,000
8	June 9, 2018	$11,000

In the event the Company is able to redeem 70% of the Cumulative Principal on or prior to December 31, 2017 then the parties agree the remaining 30% of the principal amounts outstanding plus accrued interest May be converted by the Creditor beginning on June 19, 2018 at a fixed conversion price of $0.05 per share. In the event the Company has not paid at least 70% of the Cumulative Principal by December 31, 2017 then the conversion price for the remaining principal and accrued interest shall be fixed at $0.02 per share.

The Company covenants that it will use 30% of the total gross proceeds raised in any financing to retire the outstanding balances owed to the Creditor. Such payments must be made within 5 business days of receipt of funds or the fixed conversion price floor shall revert to .02 on any Note.

In the event the Company fails to make a redemption payment in the specified redemption amount within 5 business days of the Repayment Date set forth above, the total balance of the principal and all interest accrued on the notes will increase by 20%.

2.	Release of Reserve Shares. Provided that every other closing condition in the transaction between the Company and LimeCom has been met, the Creditor agrees to release 5,336,560 shares from its reserve solely for the purpose of those 5,336,560 shares being issued to LimeCom in certificate format, which will be delivered back to the Creditor, along with medallion stock powers. LimeCom and the Company will irrevocably instruct the Company’s transfer agent to deliver the 5,336,560 shares certificate directly to the Creditor. In the event the Company fails to make a redemption payment in the specified redemption amount within 5 business days of the Repayment Date set forth above, the certificate will be returned to the Company’s transfer agent for cancellation and the 5,336,560 shares shall be returned to the reserve account of the Creditor.

3.	8K for Limecom Transaction. Within 4 calendar days of the closing of the LimeCom transaction, the Company MUST file an 8K announcing such filing or the 5,336,560 shares certificate shall be returned for cancellation and the 5,336,560 shares shall be returned to the Creditor reserve.

4.	General Provisions:

a.	This Agreement shall be governed by the laws of the State of New York. This Agreement represents the entire Agreement between the parties with respect to the redemption of the Note and may only be modified or amended in writing signed by both parties.

b.	Any notice, demand or request required or permitted to be given by either the Company or the Creditor pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

c.	Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

d.	Each party agrees upon request to execute any further documents or instruments reasonably necessary to carry out the purposes or intent of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and the year first set forth above.

NEXT GROUP HOLDINGS, INC.		CERBERUS FINANCE GROUP, LTD

By:	/s/ Arik Maimon	By:	/s/ Alberto Dayan
Name:	Arik Maimon	Name:	Alberto Dayan
Title:	CEO	Title:	Manager
Date:	October 9, 2017	Date:	October 9, 2017

LIMECOM, INC.

By:	/s/ Orlando Taddeo
Name:	Orlando Taddeo
Title:	CEO
Dated:	October 9, 2017

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